Joint Filer Information

Title of Security:           Common Stock

Issuer & Ticker Symbol:      Amicas, Inc. (f/k/a VitalWorks Inc.)  (AMCS)

Designated Filer:            Corsair Capital Management, L.L.C.

Other Joint Filers:          Jay R. Petschek ("Mr. Petschek") and Steven Major
                             ("Mr. Major")

Addresses:                   The principal business address for each of
                             Mr. Petschek and Mr. Major is 350 Madison Avenue,
                             9th Floor, New York, New York 10017.


Signatures:


Dated:  June 28, 2005


                             /s/ Jay R. Petschek
                                 ---------------
                                 Jay R. Petschek


                             /s/ Steven Major
                                 ------------
                                 Steven Major